Exhibit 10.3
[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 8, 2009 (the “Effective Date”), by and between HealthMarkets, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Phillip Hildebrand (the “Executive”).
     WHEREAS, the Company and the Executive are party to an Employment Agreement dated as of June 5, 2008 (the “Prior Agreement”);
     WHEREAS, the Company and the Executive wish to modify the terms of the Executive’s employment;
     WHEREAS, the Company desires to memorialize the terms of the Executive’s employment effective as of the Effective Date under this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:
     1. Employment. Effective as of the Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, upon the terms and conditions set forth herein. The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation those relating to the Company’s Code of Professional Conduct, the treatment of Confidential Information and avoidance of conflicts; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the terms of this Agreement shall control. The Executive shall serve as an officer of any Subsidiary, as may be requested from time to time by the Board and without any additional compensation, unless otherwise determined by the Board. In addition, the Executive’s service in such officer position with any Subsidiary will be encompassed within any reference made in this Agreement to employment by the Company.
     2. Term. Subject to earlier termination of the Executive’s employment as provided under Section 9, the Executive’s employment shall be for an initial term commencing on the Effective Date and ending on June 4, 2011 (the “Initial Employment Term”); provided, however, that at the end of the Initial Employment Term and on each succeeding anniversary thereof, the employment of the Executive will be automatically continued upon the terms and conditions set forth herein for one additional year (each, a “Renewal Term”), unless either party to this Agreement gives the other party written notice (in accordance with Section 18) of such party’s intention to terminate this Agreement, subject to Section 22 hereof, and the employment of the

Executive at least 90 days prior to the end of such initial or extended term (in which event the Executive’s employment shall be deemed to have terminated at the end of the Employment Term). For purposes of this Agreement, the Initial Employment Term and any Renewal Term shall collectively be referred to as the “Employment Term.”
     3. Position and Duties of the Executive.
          (a) During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and a member of the Board, reporting directly to the Board. The Executive shall have such duties, responsibilities and authority commensurate with the Executive’s positions in a company the size and nature of the Company and such related duties and responsibilities, as from time to time may be assigned to the Executive by the Board, consistent with his position in the Company. During the Employment Term, the Executive shall perform his duties in the Dallas/Ft. Worth area, Texas.
          (b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during vacations (as set forth in Section 7 hereof) and authorized leave, devote substantially all of his normal business working time and his reasonable best efforts and energies to the business of the Company and the performance of the Executive’s duties hereunder. Nothing herein shall preclude the Executive from (i) serving on the boards of directors of two Blackstone-controlled entities or any other board of directors if such service on such other boards is approved by the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of, or advisory committees to, trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, or (iv) managing his personal and family investments and affairs, provided that the activities in clauses (i) through (iv) do not materially interfere with the effective discharge of the Executive’s duties and responsibilities under this Agreement.
     4. Compensation.
          (a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $1,200,000 (the “Base Salary”) . The Executive’s Base Salary may be increased (but not decreased) from time to time by the Committee in its sole discretion and shall be payable in cash at the times consistent with the Company’s general policies regarding compensation of executive employees, but in all events no less frequently than monthly. Such Base Salary shall be reviewed by the Board or an authorized committee of the Board at least annually for purposes of evaluating an increase in Executive’s Base Salary. For purposes of this Agreement, after any such increase, “Base Salary” shall refer to such increased amount.
          (b) Cash Incentive Compensation.
     (i) With respect to the Company’s 2009 fiscal year and each fiscal year of the Company thereafter, all or part of which is contained in the Employment Term, the Executive shall participate in the Company’s annual management incentive program or arrangement approved by the Board (or any authorized committee thereof) or any successor program or plan thereto or

     (ii) thereunder on terms and conditions no less favorable to the Executive than those available to similarly situated executives of the Company, with a guaranteed target bonus opportunity for 2009 of $2,400,000 and a target bonus opportunity thereafter of $1,600,000 (as applicable, the “Target Bonus Amount”) and a maximum bonus opportunity for 2009 of $4,000,000 and a maximum bonus opportunity thereafter of $3,200,000 (with payment at no less than the Target Bonus Amount if the applicable performance targets are met for the fiscal year); provided, that in no event shall the Executive’s annual bonus for 2009 be less than the Executive’s guaranteed Target Bonus Amount for 2009 of $2,400,000 and in all events the Executive’s annual bonus payable for 2009 will be reduced by the amount of First Year Guaranteed Annual Bonus (as defined in the Prior Agreement) paid to the Executive in June 2009. The Board (or any authorized committee thereof) shall have the authority to establish performance metrics of the annual management incentive program pursuant to which such bonuses may be earned, provided that the Board (or such authorized committee) shall establish such targets with respect to the Executive in consultation with him, which shall be no less favorable to the Executive than the annual performance targets established for the applicable performance period for other senior executives of the Company generally and, in the case of the performance metrics for fiscal year 2009, shall be the metrics attached hereto as Schedule 1. Such annual bonuses shall be paid to the Executive 100% in cash no later than the date such bonuses are generally paid to other senior executives of the Company, but in all events by March 15 of the year following the fiscal year for which such annual bonus was earned (unless the Executive has elected to defer receipt of any such bonuses).
     (iii) Transaction Bonus. In addition to the amounts described in Section 4(b)(i) and 4(b)(iii), the Executive shall be paid a cash transaction bonus of $3,000,000 as follows (the “Transaction Bonus”): (i) 50 percent of the Transaction Bonus shall be paid to the Executive within five days following the date on which an [***] occurs and the Company or one of its Affiliates executes a National Carrier Marketing Distribution Agreement, (ii) 25 percent of the Transaction Bonus shall be paid to the Executive within five days following the date on which the [***] is achieved and (iii) 25 percent of the Transaction Bonus shall be paid to the Executive within five days following the date on which the National Carrier MDA Goal is achieved, subject, in each case, except as otherwise provided in Section 10 hereof, to the Executive’s continued employment through the applicable payment date. The Company acknowledges that the objectives to be accomplished by an [***] and National Carrier Marketing Distribution Agreement might be accomplished through a variety of transaction structures based on tax, accounting or other considerations (an “Alternate Structure”). To the extent a Board-approved transaction accomplishes such objectives pursuant to an Alternate Structure then the Board may determine that the full amount of the Transaction Bonus or any portion thereof shall be payable, with such payment to be made within five days following the date of such Board determination. Notwithstanding any of the foregoing, in the event that the

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable goal relating to the payment of the applicable portion of the Transaction Bonus set forth above is not achieved, the Board of Directors shall have the authority to award all, none, or a portion of the portion of the Transaction Bonus tied to achievement of such goal at its sole discretion.
     (iv) Retention Payment. In addition to the amounts described in Sections 4(b)(i) and 4(b)(ii), the Executive shall be granted the right to receive a retention bonus of $1,000,000 in cash (the “Retention Payment”) which bonus shall vest on the earlier of (a) a Change of Control or (b) December 31, 2010, subject, except as otherwise provided in Section 10 hereof, to the Executive’s continued employment through such vesting date which Retention Payment shall be paid to the Executive on the earlier of (a) a Change of Control which constitutes a “change in control event” within the meaning of Section 409A of the Code or (b) December 31, 2010.
          (c) Equity Compensation.
     (i) General. During the Employment Term, the Executive shall be entitled to participate in the Company’s MOP and Bonus Programs and any other incentive, equity-based and deferred compensation plans and programs or arrangements or any successor programs or plans thereto or thereunder (collectively, the “Incentive Programs”), in each case, as may be in effect from time to time and as may be determined by the Board.
     (ii) Initial Grants. As soon as practicable (but in no event later than five business days) after the Effective Date, the Committee will award 506,650 Option Rights and 506,650 Restricted Shares (together, the “Initial Grant”), which Initial Grant will be subject to the provisions set forth in the Executive’s Non-Qualified Stock Option Agreement and Restricted Share Agreement to be entered into in the form of Exhibit A and Exhibit B, respectively; provided, that, in the event that the Company’s stockholders shall fail to approve the amendment to the MOP as set forth in Exhibit A (“Amendment”) or fail to adopt a plan authorizing the issuance of restricted shares as set forth in Exhibit B (“Restricted Share Plan”) prior to the earlier of a Change of Control or the Amendment Approval Date, which the Blackstone Investor Group (as defined in the Stockholders Agreement) (“Blackstone”) represents it has sufficient votes to approve as of the Effective Date and which Blackstone shall vote for, the Initial Grant relating to the amendment or plan which was not approved or adopted shall be void ab initio and of no further force and effect. Failure to obtain such stockholder approval for either the Amendment or adoption the Restricted Share Plan by the earlier of a Change of Control or the Amendment Approval Date shall be a breach of this Section 4(c) and Exhibits A and B, entitling the Executive to terminate his employment for Good Reason.
     (iii) Special Stock Grant. As soon as practicable (but in no event later than five business days) after the Effective Date, the Committee will award the Executive 25,862 Restricted Shares (together, the “Special Restricted Shares”), which will be subject to the provisions set forth in the Executive’s Special Restricted Stock Agreement to be entered into in the form of Exhibit C; provided, that, in the event that the Company’s stockholders shall fail to adopt the Restricted Share Plan as set forth in Exhibit C prior to the earlier of a Change of Control or the Amendment Approval Date, which Blackstone represents it has sufficient votes to approve as of the Effective Date and which Blackstone shall vote for, the Special Restricted Shares shall be void ab initio and of no further force and effect; provided that the tax gross-up provision in Section 13 of Exhibit C shall survive and continue to apply to the extent the Executive owes any Taxes (as defined in such Section 13) with respect to such grant. Failure to adopt the Restricted Share Plan by the earlier of a Change of Control or the Amendment Approval Date shall be a breach of this Section 4(c) and Exhibit C, entitling the Executive to terminate his employment for Good Reason.
     (iv) Terms of Equity Awards. In all events, any equity award (or portion thereof) granted to the Executive that vests solely upon the Executive’s fulfillment of time and/or service requirements shall vest in full upon a “Change of Control” (as such term is defined in the MOP in effect as of June 4, 2008, plus any amendments to such definition after June 4, 2008 which would result in a transaction not covered by the Change of Control definition in effect as of June 4, 2008 constituting a “Change of Control”); provided, however, that in no event shall consummation of the transactions contemplated by an [***] or a National Carrier Marketing Distribution Agreement constitute a Change of Control for any purpose of this Agreement so long as the Permitted Holders (as defined in the MOP) beneficially own, directly or indirectly, 50% or more of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company and/or its successor)). Except as otherwise set forth in Section 8 hereof, Shares acquired on exercise of any stock option will be subject to the terms and conditions of the Stockholders Agreement. The Company and the Executive acknowledge that they will agree to provide the Company with the right to require the Executive and other executives of the Company to waive any registration rights with regard to such shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the Executive’s and the other executives’ loss of liquidity; provided that if the Executive’s employment is terminated without Cause or for Good Reason, then the Executive shall fully vest upon the date of termination in any grant made under such IPO bonus plan.
          (d) LTIP Awards.
     (i) Initial LTIP Award. The Company has granted the Executive an LTIP award in the form of a restricted stock grant consisting of 34,483 shares of A-1 common stock (together with any other equity received as proceeds thereon, “Shares”) of the Company (the “Initial LTIP Award”) and the Executive shall be entitled to dividends on the Initial LTIP Award from June 4, 2008, which dividends shall vest and be paid at such time as the Shares underlying the Initial

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LTIP Award vest and the certificates are delivered as provided below. Except as may otherwise be provided in Section 10 of this Agreement, the Initial LTIP Award shall vest at the earlier of (x) a Change of Control or (y) in three equal annual installments, on each of the first three anniversaries of June 4, 2008, in both cases subject to the Executive’s continued employment with the Company through each applicable vesting date; provided that certificates for any vested portion of the Initial LTIP Award shall be delivered to the Executive on the earlier of immediately prior to the Change of Control or upon the third anniversary of the Effective Date. It is the intent of the parties that the vesting of the Shares described in this paragraph shall constitute a transfer of property within the meaning of Section 83 of the Code.
     (ii) Cash LTIP Award. In addition to any other compensation granted or paid hereunder, with respect to the Company’s 2009 fiscal year, the Executive shall be entitled to receive a long-term incentive award, with a target value of no less than $1,200,000 (the “2009 LTIP Award”) (and which shall be granted at no less than target if the applicable performance targets have been met). Subject to the Executive’s achievement of certain performance goals already established by the Committee in consultation with the Executive, the 2009 LTIP Award shall be granted to the Executive within the first 75 days of the year immediately following the end of the applicable fiscal year to which such performance goals relate (the “Performance Year”). Except as may otherwise be provided in Section 10 of this Agreement, (i) any such granted 2009 LTIP Award shall vest in three equal annual installments, on each of June 4, 2010, June 4, 2011 and June 4, 2012, subject to the Executive’s continued employment with the Company through each applicable vesting date and (ii) any vested portion of such 2009 LTIP Award shall be delivered to the Executive, 100% in cash, on June 4, 2012. It is intent of the parties that there shall be no transfer of property (within the meaning of Section 83 of the Code) with respect to the 2009 LTIP Award prior to the payment date described in this Section 4.
     (iii) Change of Control. In all events, the 2009 LTIP Award shall vest in full upon a Change of Control and if such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code, shall be paid to the Executive upon such Change of Control.
     (iv) Termination of Employment. Except as may otherwise be provided in Section 10 of this Agreement, any unvested LTIP award shall be forfeited upon termination of the Executive’s employment. Any portion of the Initial LTIP Award or the 2009 LTIP Award that has become vested shall be non-forfeitable.
     5. Employee Benefits.
          (a) General. In addition to the compensation described in Section 4, during the Employment Term, the Executive shall be eligible to participate in the employee benefit plans, programs and arrangements (including any equity plans and programs), and to receive perquisites, provided from time to time to similarly situated executives of the Company and its Subsidiaries generally on a basis no less favorable to the Executive than to other senior executive of the Company or its Subsidiaries who participates in such plans, programs, arrangements or benefits (not taking into account, for purposes of the foregoing, any sign-on or initial awards made to other executives) generally.
          (b) Club Membership. The Company has purchased a corporate membership in a club designated by the Executive, which shall be owned by the Company, and the Executive shall be permitted full use of such membership during the Employment Term; provided that in no event shall the cost of such membership to the Company exceed $175,000 for the purchase amount/initiation fee and $15,000 for the annual dues during the Employment Term for such club (as such amount may be increased from time to time in the ordinary course by such club). Upon cancellation of such membership, the Company shall be entitled to any reimbursements or refunds of any such purchase amount/initiation fee or any such annual dues as provided by such club, which the Executive represented as of June 4, 2008, with respect to the purchase amount/initiation fee, equaled 80 percent of the purchase amount/initiation fee.
          (c) Car Allowance. During the Employment Term, the Company shall pay the Executive a monthly car allowance in the amount of $1,000.
     6. Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred by the Executive in connection with the Executive’s performance of the Executive’s duties on behalf of the Company and its Subsidiaries in accordance with the expense policy of the Company applicable to similarly situated executives of the Company and its Subsidiaries generally. The Company shall pay the Executive’s legal counsel directly for the reasonable fees and expenses incurred by the Executive in connection with the review, negotiation and drafting of this Agreement and any other related documentation, subject to a cap of $25,000.
     7. Vacation. The Executive shall be entitled to a number of days of vacation per year in accordance with the Company’s policies, whether written or unwritten, regarding vacation for similarly situated executives of the Company and its Subsidiaries generally; provided that in all events he shall be entitled to no less than 4 weeks vacation per calendar year, pro-rated for any partial year. The duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.
     8. Investment; Stockholders Agreement.
          (a) In connection with the Executive’s commencement of employment under the Prior Agreement, the Executive invested cash in the amount of $2,000,000 in Shares, at a purchase price of $34.80 per share (such investment, the “Investment”), pursuant to the terms of a subscription agreement between the Company and the Executive attached hereto as Exhibit D, and Executive acknowledges that, except as otherwise provided in this Section 8, such Shares are subject to the terms and conditions of the Stockholders Agreement.
          (b) Put Rights. Notwithstanding anything to the contrary in the Stockholders Agreement, for the Investment and any shares granted to the Executive as part of the Initial LTIP

Award and the Special Restricted Shares, upon termination of the Executive’s employment with the Company or any of its Subsidiaries (other than a termination by the Company for Cause or a resignation by the Executive without Good Reason other than upon death or Disability) prior to an IPO or a Change of Control, the Executive shall have the right to sell such shares to the Company based on the Fair Market Value (as defined below) of such equity at any time during the six-month period following the six-month anniversary of his termination of employment (provided that if the Executive’s employment is terminated prior to the delivery of the shares for the Initial LTIP Award under Section 4(d)(i), this right to sell shall apply whether or not the shares have been delivered).
          (c) Call Rights. Notwithstanding anything to the contrary in the Stockholders Agreement or any other agreement, upon a termination of the Executive’s employment with the Company or any of its Subsidiaries for any reason prior to an IPO or a Change of Control, the Company will have the right to purchase (a “Call Right”) any Shares held by the Executive (whether pursuant to the Investment, the Initial LTIP Award, upon the exercise of any stock option or otherwise) at Fair Market Value as of the date the Company exercises its Call Right (except in the event of a termination by the Company for Cause, in which case the Call Right will be at the lower of the original cost of such Shares (which shall, for the avoidance of doubt, be the exercise price of any stock option and for any Initial LTIP Award shall be the Fair Market Value on the applicable vesting date) or Fair Market Value as of the date the Company exercises such Call Right). The Call Right may be exercised at any time following the later of six months following (1) the Executive’s receipt of any Shares, including pursuant to the exercise of stock options, including the Initial Grant, or otherwise pursuant to the grant of compensatory awards, and (2) the termination of the Executive’s employment. “Fair Market Value” shall be determined from time to time (but no less frequently than quarterly) by the Board in good faith and shall in any event be determined consistently with how “fair market value” is determined with respect to shares of Company stock held by existing shareholders, including members of the Board, and how the exercise price for the Initial Grant was determined (it being understood that no discount shall be taken due to lack of marketability). In determining Fair Market Value, the Board will consider (among other factors it deems appropriate) the valuation prepared by Blackstone in the ordinary course of business for reporting to its advisory board and investors, which Blackstone will provide to the Board. Notwithstanding the foregoing, in the event that either (i) within six months following a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason or upon his death or Disability an IPO or Change of Control occurs or (ii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or upon his death or Disability after a definitive agreement is entered into which will result in a Change of Control (provided that such agreement actually results in a Change of Control), for purposes of the Call Right, Fair Market Value shall equal the consideration paid per Share pursuant to such transaction.
          (d) Tag-Along and Drag-Along Rights. Shares owned by the Executive shall be subject to the applicable tag-along and drag-along provisions of the Stockholders Agreement, provided that the applicable thresholds shall be reduced from 50% to 25%.
          (e) Offset. Notwithstanding anything in this Agreement or the Stockholders Agreement to the contrary, if the Executive (or his estate) has received a Transaction Bonus or a Retention Payment then the Executive agrees that immediately upon receipt by the Executive (or the Executive’s estate) of any cash or liquid securities from the disposition of the Executive’s Shares (other than, (i) a disposition solely to pay taxes while the Shares are not publicly traded or (ii) a disposition of the shares purchased by the Executive pursuant to the Investment or any of the shares respecting the Initial LTIP Award or the Special Restricted Shares), whether by reason of exercise by the Executive of the Executive’s Put Right, the exercise by the Company of the Company’s Call Right, a Change of Control, an IPO or otherwise, the Executive (or the Executive’s estate) shall pay to the Company or the Company’s stockholders, as directed by the Board of Directors, the after-tax value of the cash or liquid securities so received by the Executive (or his estate); provided that this payment obligation shall not exceed 50 percent of the after-tax value of any Transaction Bonus and/or Retention Payment previously paid to the Executive (or his estate).
          (f) Effect on Stockholders Agreement. This Section 8 shall be deemed an amendment to the Stockholders Agreement for all purposes under the Stockholders Agreement. By executing this Agreement, the Executive agrees to be bound by the terms of the Stockholders Agreement and the accepts the rights and obligations set forth therein, and each of Blackstone and the Company agree that this Section 8 is effective as a joinder to the Stockholders Agreement for all purposes thereunder (including with respect to Section 2.03 therein). In addition, if the Executive is forced to withdraw from the Stockholders Agreement on or following a Change of Control, the provisions of this Section 8 shall remain in effect with respect to the Executive’s equity interests in the Company.
     9. Termination.
          (a) Termination of Employment by the Company. The Executive’s employment hereunder may be terminated by the Company (or by the Board in the case of a termination with Cause) for any reason or no reason (including with or without Cause or notification by the Company at any time during the Employment Term pursuant to Section 2 that the Company intends to terminate the Agreement and the Executive’s employment, rather than allow the Agreement to renew automatically) by written notice as provided in Section 18. If the Board terminates the Executive’s employment with Cause, all of the Executive’s Option Rights, whether or not vested, will be immediately forfeited as of the date of termination and any unvested Restricted Shares shall be immediately forfeited as of the date of termination.
          (b) Termination of Employment by the Executive. The Executive may terminate the Executive’s employment with or without Good Reason at any time by notice to the Company as provided in Section 18. Upon the Executive’s termination without Good Reason (other than upon death or Disability), (i) any unvested portions of the Initial Grant will be immediately forfeited and (ii) all of the Executive’s vested Option Rights, if any, shall remain exercisable in accordance with their terms, but in all events for at least 90 days following the date of termination.
          (c) Benefits Period. Subject to Section 10 and any benefit continuation requirements of applicable laws, in the event the Executive’s employment hereunder is terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination, except for any compensation and benefits earned but unpaid through such date.

          (d) Resignation from All Positions. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds with the Company, its Subsidiaries and any of their affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, the Board and all boards of directors of any affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     10. Termination Payments and Benefits. If, during the Employment Term, the Executive’s employment hereunder is terminated by the Company without Cause (which shall, for all purposes of this Agreement, including Exhibits A, B and C, and any other related definitive document, include a termination of the Executive’s employment upon conclusion of the Employment Term after the Company’s giving the Executive a notice of non-renewal of the Employment Term), by reason of the Executive’s death or Disability, or the Executive terminates his employment for Good Reason, subject to (i) the Executive’s execution and non-revocation of a release of claims against the Company within 60 days following the date of the Executive’s termination of employment, in the form attached hereto as Exhibit E, (ii) the terms of Section 14 and (iii) the Executive’s continued compliance with the covenants of in Sections 12 and 13 (collectively, the “Restrictive Covenants”) as set forth in Section 10(j), the Company shall pay to the Executive such payments and make available to the Executive such benefits and entitlements as are described in this Section 10. In addition, upon any termination of employment, the Executive shall be entitled to the payments, benefits and entitlements as are described in Section 10(i).
          (a) Cash Severance. Except in the event of a termination due to death or Disability, the Executive will be entitled to receive an amount equal to the sum of: (i) one (1) times the Executive’s Base Salary and (ii) one (1) times the Executive’s Target Bonus Amount for the year of the Executive’s termination of employment (the sum of (i) and (ii), the “Termination Payments”), such amount to be payable in equal installments over the one-year period following the Executive’s termination of employment (the “Payment Period”) in accordance with the Company’s regular payroll schedule as of the date hereof, but in all events no less frequently than monthly with all payments paid to the Executive by the first anniversary of the termination date (except in the event where payments need to be delayed in order to comply with Section 409A of the Code). Notwithstanding the foregoing, if such termination occurs upon or during the two years after a Change of Control (provided that such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code), subject to clauses (i), (ii) and (iii) of the lead-in paragraph of this Section 10, the Termination Payments will be paid to the Executive in a lump-sum within 30 days following the date of termination;
          (b) Bonus Entitlement. Solely if the Executive’s termination of employment occurs after the last day of the first quarter of an applicable Company fiscal year, the Executive will be entitled to receive an amount equal to the product of (i) the bonus that would have been paid to the Executive had the Executive remained employed through the date on which bonuses are paid to senior executives of the Company generally based upon the achievement of the applicable performance goals (and determined based on the exercise of negative discretion no less favorable to the Executive than that exercised with respect to active senior executives of the Company generally and, if the payment is not subject to Section 162(m) as of the date of termination, as if the Executive had achieved any subjective performance targets at 100%) and (ii) a fraction, the numerator of which is the number of days which have elapsed from the first day of the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365 (such amount, if any, the “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid within the first 75 days of the year immediately following the end of the year to which such Pro-Rata Bonus relates (unless the Executive has deferred receipt of the applicable bonus).
          (c) Initial LTIP Award and Transaction Bonus and Retention Payment. To the extent then unvested and unpaid, the Executive’s Initial LTIP Award shall vest on the date of termination but shall be paid at such time as such LTIP Award would otherwise have been paid to the Executive had the Executive remained employed with the Company. In addition, to the extent then unpaid, the Executive shall remain entitled to the Transaction Bonus as if he had remained employed with the Company indefinitely, with such Transaction Bonus payable at such time(s) as set forth in Section 4(b)(ii) hereof and the Retention Payment shall vest on the date of termination and be paid within 30 days following the date of termination.
          (d) Equity Compensation. To the extent not previously vested, the portion of any outstanding equity, other than the Initial LTIP Award and the Special Restricted Shares, that vests solely based on the Executive’s fulfillment of time and/or service conditions that would have vested if the Executive had remained employed through the first anniversary of the date of termination shall vest on the date of termination and, all vested options shall remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination; provided that if the Executive’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a Change of Control (provided such agreement results in a Change of Control) or (ii) within six months prior to a Change of Control, any such equity shall be treated as if it had fully vested as of the date of the Change of Control. In addition, the Special Restricted Shares shall fully vest as of the date of termination.
          (e) Welfare Benefits. During the Payment Period, the Company shall maintain in full force and effect for the continued benefit of the Executive and his eligible dependents all health and life insurance benefit plans in which the Executive was entitled to participate immediately prior to the Executive’s termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated (the “Welfare Benefits”). The Welfare Benefits shall be provided to the Executive on the same terms and conditions under which the Executive was entitled to participate immediately prior to his termination of employment, including any applicable employee contributions.
          (f) Relocation. If the Executive’s employment is terminated without Cause or for Good Reason on or prior to June 4, 2011, the Executive will be entitled to relocation, at his choice, to either Arizona or Utah on the same terms as he was relocated to Dallas.

          (g) Section 409A of the Code; Specified Employee. Notwithstanding the preceding provisions of this Section 10, in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of Executive’s employment with the Company and the Termination Payments or any other payment which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”) and do not otherwise qualify under the short-term deferral exemption, then (i) any portion of the Termination Payments or such other payment that is payable during the Initial Payment Period that does not exceed the Limit or can be paid within the short-term deferral exemption shall be paid at the times set forth in Section 10(a), (ii) any portion of the Termination Payments or such other payment that exceeds the Limit and cannot be paid within the short-term deferral exemption (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A of the Code) and (iii) any portion of the Termination Payments or such other payment that is payable after the Initial Payment Period shall be paid at the times set forth in Section 10(a), respectively. For purposes of this paragraph, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment. Notwithstanding the foregoing, in the event that the Executive dies while any Termination Payments are still payable to the Executive hereunder, unless otherwise provided herein, all such unpaid amounts shall be paid, not later than the tenth (10th) business day following the Executive’s death, to the Executive’s beneficiary as named on the Executive’s ESOP beneficiary forms, or, if no such beneficiary is so named, then to the Executive’s estate, in the form of a lump sum cash payment equal to the remaining Termination Payments.
          (h) Any payments under this Section 10 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.
          (i) Other/Vested Benefits. In the case of any termination, the Executive (or his estate) shall be entitled to (i) any additional payments, benefits or entitlements to which he is entitled in accordance with the applicable terms of any applicable plan, policy, program, arrangement or other agreement of the Company or any Subsidiary or affiliate or, if applicable, pursuant to Section 8, Section 11 and Section 20 hereof, (ii) payment of any amounts which are vested or have been earned or are due and remain unpaid, including, without limitation, base salary through the date of termination, any unreimbursed business expenses, any bonus payment for any performance period which has ended prior to the date of termination for which the Executive has not been paid, any vested portion of the Initial LTIP Award, any vested portion of the Special Restricted Shares or any vested portion of the 2009 LTIP Award (with the 2009 LTIP Award payable at such times as such LTIP Award would otherwise have been paid had he remained employed by the Company) and any vested Retention Payment, and (iii) any rights the Executive has a shareholder in the Company or pursuant to this Agreement with respect to the Investment, the shares payable in connection with the Initial LTIP Award, the Special Restricted Shares and any other equity held by the Executive.

          (j) Return of Payments/Clawback. Not in any way in limitation of any right or remedy otherwise available to the Company, if the Executive does not comply with any of the Restrictive Covenants (subject to the Company providing the Executive with written notice of any such non-compliance), (i) the Termination Payments, the Pro-Rata Bonus and the Welfare Benefits (but for the avoidance of doubt excluding any LTIP Award or equity awards except in connection with a termination for Cause as provided in this Agreement and Exhibit A) then or thereafter due from the Company to the Executive shall be terminated immediately, (ii) the Company’s obligation to pay or provide and the Executive’s right to receive such payments or benefits shall terminate and be of no further force or effect and (iii) the Executive shall be required to pay back to the Company any Termination Payments or amounts in respect of the Pro-Rata Bonus previously paid to him, in each case without limiting or affecting the Executive’s obligations under the Restrictive Covenants or the Company’s other rights and remedies available at law or equity. Notwithstanding anything to the contrary in this Agreement or otherwise, there shall be no forfeiture, offset or clawback with respect to the Initial LTIP Award, the 2009 LTIP Award, the Initial Grant or any other equity awards for breach of any restrictive covenant except in connection with a termination for Cause as provided in this Agreement and Exhibit A.
          (k) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except with respect to the Welfare Benefits or as provided for in Sections 8(e) and 10(j) above, such amounts shall not be reduced whether or not the Executive obtains other employment.
     11. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 10(a), (ii) Section 10(b), (iii) Section 10(c), (iv) any cash payments under Section 10(i), (v) any non-cash amounts under Section 10(i) and (vi) Section 10(d). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 11(a). The Company’s obligation to make Gross-Up Payments under this Section 11 shall not be conditioned upon the Executive’s termination of employment.
          (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company and acceptable to the Executive (which approval shall not be unreasonably withheld by the Executive) (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive (absent manifest error). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 11(c) (or decides not to contest a claim) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 11(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 11(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided, however, that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority; or, in the case of amounts relating to a claim described in Section 11(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
          (f) Definitions. The following terms shall have the following meanings for purposes of this Section 11.
          “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code or other similar tax (other than Section 409A of the Code) which may hereafter be imposed, together with any interest or penalties imposed with respect to such excise tax.
          “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
          A “Payment” shall mean any payment, benefit, entitlement or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control).
          The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
     12. Confidentiality; Return of Property.
          (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information of the Company and its Subsidiaries (“Confidential Information”), which is a competitive asset, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality under this Section 12 shall survive termination of the Executive’s employment with the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless (x) any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or within the relevant trade or industry or the Executive is required by lawful service of process, subpoena, court order, law or the rules of regulations of any regulatory body to which he is subject to make disclosure or, (y) the Executive brings a claim or action to enforce any of his rights with respect to any performance-based compensation, including, without limitation, any annual bonus or the 2009 LTIP Award (provided such disclosure is only to the extent reasonable necessary with respect to enforcement of such right and the Executive takes appropriate steps to have such Confidential Information entered into any proceeding under seal), provided that in the case of clause (y), the Executive has provided to the Company, unless prohibited by law or regulation, a copy of the documents seeking disclosure of such information and given the Company prompt notice upon receipt of such documents and prior to their disclosure. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like relating to the Company’s business that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable, and shall be turned over to the Company upon termination of the Executive’s employment, except to the extent the Executive is permitted to retain such information or property as set forth in Section 12(b). The Executive’s obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.
          (b) Except in the ordinary course of the Company’s business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or any of its Subsidiaries or affiliates or otherwise acquired or developed by the Company any of its Subsidiaries or affiliates shall at all times be the property of the Company. Upon termination of the Executive’s employment with the Company, the Executive will return to the Company any such documents or other property of the Company any of its Subsidiaries or affiliates which are in the possession, custody or control of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to retain his personal papers (provided that such papers do not contain any Confidential Information related to the Company), any information relating to his compensation, other entitlements or obligations, any information he reasonably believes is necessary for tax purposes and his personal rolodex.
          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company’s business, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information (except as otherwise permitted in Section 12(a)).
     13. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Effective Date and for a period ending one (1) year after the termination of the Executive’s employment with the Company for any reason or no reason (the “Restricted Period”), including termination for Cause or the Executive’s voluntary resignation without Good Reason, the Executive shall not, directly or indirectly, individually or on behalf of any other person or entity:

          (a) engage in any business which directly competes with the business in which the Company or any of the Company’s Subsidiaries or affiliates (collectively, the “Company Group”) were engaged at the time of breach or the date of termination (or had taken substantial steps to so engage in), whichever is earlier.
          (b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Executive’s termination of employment or solicit, aid or induce any such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.
          (c) Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 13 and, notwithstanding the foregoing, it shall not be a violation of this Section 13 for the Executive (i) to join a division, business line, subsidiary or affiliate of a commercial enterprise with multiple divisions or business lines if such division, business line, subsidiary or affiliate is not competitive with the businesses of the Company Group, provided that the Executive performs services solely for such non-competitive division, business line, subsidiary or affiliate, and performs no functions on behalf of (and has no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the businesses of the Company Group, with competitiveness determined for these purposes as set forth in Section 13(a) or (ii) to provide services to a private equity firm or hedge fund, in either case, that holds investments in a business which directly competes with the business in which the Company Group is engaged so long as the Executive has no involvement with or direct or indirect responsibilities with respect to (A) the management, operations or supervision of such investments or (B) advising such firm with respect to such investments. In addition, it shall not be a violation of this Section 13 for the Executive to remain as a board member of the entities for which he was serving as a board member on the date of his termination of employment, provided such membership is consistent with Section 3(b) hereof.
          (d) Upon a Change of Control, the definition of the Company Group and their respective employees and independent contractors for the purpose of this Section 13 shall refer only to the Company, its Subsidiaries and its affiliates (and the businesses in which they were engaged) as of immediately prior to such Change of Control.
          (e) The Executive acknowledges and agrees that a violation of the foregoing provisions of Section 12 or Section 13 would result in material detriment to the Company and would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.

          (f) Except as otherwise set forth in Section 12 and this Section 13, there shall be no other restrictions on the Executive’s rights to compete, solicit or hire or use or disclose confidential information following the Executive’s termination of employment other than those under applicable law.
     14. Compliance with Section 409A of the Code.
     (a) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Agreement, including each installment of the Termination Payment, shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Department of Treasury Regulations.
     (b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under Sections 5(b) or 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of any such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.
     (c) The Company and the Executive shall take all steps necessary (including with regard to any post-termination services the Executive provides) to ensure that any termination of employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained in this Agreement to the contrary, the date on which such “separation from service” takes place shall be the date of the termination of the Executive’s employment.
     15. Prior Agreement. As of the Effective Date, this Agreement, including its Exhibits, supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof including, without limitation, the Prior Agreement and any term sheets relating thereto. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party. In the event of any conflict between any provision of this Agreement, including Exhibits A, B or C, and any other provision of any plan, policy, program, arrangement or other agreement of the Company or any Subsidiary or any affiliate of the Company, this Agreement (or such Exhibit) shall control.
     16. Withholding of Taxes. The Company may withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any applicable law or government regulation or ruling. In addition, in the event that the Shares are not listed for trading on an established securities exchange on the date that an applicable portion of the Initial LTIP Award or any restricted share grant vests, then (i) the Company shall, at the request of the Executive, deduct or withhold Shares having a Fair Market Value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Executive’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to such portion of the Initial LTIP Award or restricted share grant and remit the cash value of such Shares to the appropriate tax authorities and (ii) notwithstanding anything to the contrary in the Stockholders Agreement, the Executive shall be permitted to sell such number of Shares to the Company having a fair market value (determined at the time of sale) equal to the additional taxes due from the Executive on the vesting or delivery, as applicable, of such Shares (after taking into account the withholding in clause (i)).
     17. Successors and Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Executive (and any such successor, the “Successor”), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement except as otherwise provided in Section 13(d)), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated. In the event of the Executive’s death while any payment, benefit or entitlement is due to the Executive under this Agreement, such payment, benefit or entitlement shall be paid or provided to the Executive’s designated beneficiary (or if the Executive has not designated a beneficiary, to his estate).
     18. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     19. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
     20. Indemnification. The Company will indemnify the Executive (and his legal representative, heirs or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by the Company’s certificate of incorporation, or if greater, by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and/or officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives, heirs or other successors (including but not limited to any judgment entered by a court of law or any costs, including reasonable attorneys’ fees, the Executive incurs to enforce the terms of this Section 20) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any Subsidiary or affiliate of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (including any acts or omissions which are alleged to have occurred in such service), and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director. The Executive’s rights under this Section 20 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.

     21. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.
     22. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 4(c)(iv) (but only with respect to the last sentence of such clause), 8, 10, 11, 12, 13, 14, 15, 16, 20, 22, 23 and 25 and Exhibits A, B, C and D will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.
     23. Arbitration of Disputes.
          (a) Except as provided in Section 13 of this Agreement, any and all controversies, disputes or claims arising between the parties to this Agreement, including any purported controversies, disputes or claims not arising under contract, that have not been resolved within twenty (20) days after notice is given in writing of the controversy, dispute or claim may be submitted for arbitration, at the election of either party, in accordance with the rules of the American Arbitration Association in effect as of the date hereof. Arbitration shall take place at an appointed time and place in Dallas, Texas. Each party hereto shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within fifteen (15) calendar days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within thirty (30) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. The arbitration shall be instead of any civil litigation; this means that the Executive and the Company are each waiving any rights to a jury trial.
          (b) Except as provided in Section 13 of this Agreement, arbitration under this provision shall be the sole and exclusive forum and remedy for resolution of controversies, disputes and claims of any kind or nature, whether or not presently known or anticipated, including any purported controversies, disputes or claims not arising under contract, between the parties to this Agreement, and no recourse shall be had to any other judicial or other forum for any such resolution. The award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief. All costs and expenses of arbitration shall be borne by the Company. Any award of the majority of arbitrators shall be binding and not subject to judicial appeal or review of the award, including without limitation any proceedings under sections 9 and 10 of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any comparable provision for review of an arbitral award under any comparable statute or law of any jurisdiction, all rights to which are hereby expressly waived by the parties. The Executive and the Company knowingly and voluntarily agree to this arbitration provision. Subject to the preceding sentence, the United States District Court for the District of Texas and the courts of the State of Texas shall have sole and exclusive jurisdiction solely for the purpose of entering judgment upon any award by the majority of arbitrators.

          (c) Nothing herein shall bar the right of either party to this Agreement to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with Section 13 above.
     24. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company specifically referencing such provision being so modified, waived or discharged (provided that in the case of any waiver or discharge such waiver or discharge shall only need to be in a writing signed by the party against whom the waiver or discharge is being enforced). No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement. For the avoidance of doubt, any reference to an “affiliate” of the Company or any Subsidiary shall not include any investor in the Company or any entity in which such investor owns or holds an equity position (other than the Company or any Subsidiary of the Company).
     25. Defined Terms.
          (a) “2009 LTIP Award” has the meaning specified in Section 4(d)(ii).
          (b) “Accounting Firm” has the meaning specified in Section 11(b).
          (c) “Agreement” has the meaning specified in the introductory paragraph herein.
          (d) “Amendment Approval Date” means December 31, 2009; provided, however, if the Company’s provision of documentation that is required to be provided to the Company’s stockholders in connection with the approval of the Amendment or the Restricted Share Plan is delayed beyond the time-frame previously communicated to the Company as a result of management’s inability to finalize such documentation due to time constraints, the “Amendment Approval Date” shall be the later of (i) December 31, 2009 and (ii) 60 days following the date on which such documentation is provided to the Company’s stockholders.
          (e) “Base Salary” has the meaning specified in Section 4(a).
          (f) “Board” means the Board of Directors of the Company.
          (g) “Bonus Programs” means the Company’s “BOB II” Big Opportunity Bash Bonus Program, adopted August 15, 2002; the Company’s Special Total Ownership Plan 2004, effective February 20, 2004; the HMI Employee Bonus Program, effective October 8, 2004; the Company’s Special Total Ownership Plan, effective March 3, 2006; and the UGA Employee Long Term Bonus Program effective June 25, 2004 or any successor plans or programs.
          (h) “Call Right” has the meaning specified in Section 8(c).

          (i) “Cause” means the occurrence of any of the following:
     (i) the Executive engages in fraudulent activity, embezzlement or misappropriation relating to the business of the Company or any of its affiliates or Subsidiaries;
     (ii) the Executive is convicted by a court of competent jurisdiction of, or pleads guilty or nolo contendere to, any felony (other than a traffic violation) or any crime involving moral turpitude;
     (iii) the Executive commits a breach of the Restrictive Covenants, which breach has not been remedied within 30 days of the delivery to Executive by the Board of written notice of the facts constituting the breach, and which breach if not cured would have a material adverse effect on the Company;
     (iv) the Executive’s willful and continued failure after written notice from the Board to perform his material duties for the Company or its Subsidiaries (other than on account of approved leave of absence and/or Disability); or
     (v) the Executive engages in (x) gross neglect or (y) willful misconduct, in both cases relating to the Executive’s performance of his duties for the Company.
The cessation of the Executive’s employment shall not be deemed to be for Cause pursuant to clauses (i), (iii), (iv) or (v) hereof unless and until the Board has provided the Executive with written notice of the acts or omissions giving rise to Cause and an opportunity to be heard before the full Board (represented by counsel), and after such hearing there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of no less than 51% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (iii), (iv) or (v) above.
          (j) “Code” means the Internal Revenue Code of 1986, as amended.
          (k) “Change of Control” has the meaning specified in Section 4(c).
          (l) “Committee” means the Executive Compensation Committee of the Board or any successor thereto.
          (m) “Company” has the meaning specified in the introductory paragraph of this Agreement.
          (n) “Company Affiliates” has the meaning specified in paragraph 1 of Exhibit E attached hereto.

          (o) “Company Group” has the meaning specified in Section 13(a) and Section 13(d).
          (p) “Confidential Information” has the meaning specified in Section 12(a).
          (q) “Disability” shall mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for at least 26 consecutive weeks or an aggregate period in excess of 26 weeks in any one fiscal year, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s Disability shall be subject to the certification of a qualified medical doctor selected by the Company or its insurers and acceptable to the Executive or, in the event of the Executive’s incapacity to accept a doctor, the Executive’s legal representative.
          (r) “Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
          (s) “Employment Term” has the meaning specified in Section 2.
          (t) “ESOP” means the Company’s Amended and Restated Employee Stock Ownership Plan.
          (u) “Excise Tax” has the meaning specified in Section 11(f).
          (v) “Executive” has the meaning specified in the introductory paragraph of this Agreement.
          (w) “Fair Market Value” has the meaning specified in Section 8(c).
          (x) “Good Reason” means the occurrence, without the Executive’s written consent, of any the following events:
     (i) a material diminution in the Executive’s authorities, titles, reporting responsibilities or offices (excluding for this purpose (x) an isolated, insubstantial and inadvertent action not taken in bad faith which is promptly remedied after notice by the Executive to the Company or (y) any diminution in the Executive’s authorities, titles, reporting responsibilities or offices resulting from consummation of a transaction or transactions contemplated by an [***] or National Carrier Marketing Distribution Agreement; provided that in all events the Executive shall retain the right to resign for Good Reason in connection with such transactions as provided in clauses (iv), (v), (vi) or (vii) of this Good Reason definition);
     (ii) a material decrease in Executive’s Base Salary or Target Bonus Amount, which for this purpose shall mean one or more reductions that, individually or in the aggregate, exceed 5% of the Executive’s Target Bonus

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Amount or highest Base Salary (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is promptly remedied after notice by the Executive to the Company);
     (iii) a material reduction in Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to Executive unless such reduction applies to a majority of senior level executives;
     (iv) the relocation of the Executive’s primary place of employment to a location 50 or more miles from the current headquarters;
     (v) any change in reporting structure so that the Executive reports to someone other than the Board (or, following a Change of Control or reorganization, the board of directors of any successor entity or the ultimate parent entity);
     (vi) failure to appoint or elect (or reelect) the Executive as a member of the Board and as Chief Executive Officer of the Company or removal of the Executive from any such position;
     (vii) following a Change of Control, failure of the Executive to be a member of the board of directors and chief executive officer of the successor entity (including the ultimate parent of such entity);
     (viii) failure of the Company’s stockholders to approve the Amendment or adopt the Restricted Share Plan by the Amendment Approval Date; or
     (ix) any failure of the Company to obtain within 30 days following a transaction the assumption in writing by any successor to all or substantially all of the business or assets of the Company to perform this Agreement, except where such assumption occurs by operation of law.
Notwithstanding the foregoing, the Executive shall only be entitled to provide a notice of his intent to resign for Good Reason if he provides such notice within 120 days following the date he first learns of the event(s) giving rise to Good Reason and shall only be entitled to resign for “Good Reason” thereafter if the Company fails to cure such events within 30 days following such notice and if he terminates his employment within two years following the event(s) on which the Good Reason termination is based.
          (y) “Gross-Up Payment” has the meaning specified in Section 11(a).
          (z) [***]
          (aa) [***]
          (bb) [***]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (cc) “Incentive Programs” has the meaning specified in Section 4(c).
          (dd) “Initial Employment Term” has the meaning specified in Section 2.
          (ee) “Initial Grant” has the meaning set forth in Section 4(c).
          (ff) “Initial LTIP Award” has the meaning set forth in Section 4(d)(i).
          (gg) “Initial Payment Period” has the meaning specified in Section 10(g).
          (hh) “Interest” has the meaning set forth in Section 10(g).
          (ii) “Investment” has the meaning set forth in Section 8(a).
          (jj) “IPO” has the meaning specified in the Stockholders Agreement.
          (kk) “Limit” has the meaning set forth in Section 10(g).
          (ll) “MOP” means the Company’s 2006 Management Option Plan as in effect as of the Effective Date and as may be amended from time to time.
          (mm) “National Carrier Marketing Distribution Agreement” means a Board-approved agreement entered into by August 1, 2010 between the Company Group (or a member thereof) and a National Payor pursuant to which insurance sales agents contracted with the Company Group are authorized by a National Payor to sell individual health insurance products issued by the National Payor.
          (nn) “National Carrier MDA Goal” means commencement of sales through the Company Group’s contracted sales agent force of a National Payor’s health insurance products pursuant to a National Carrier Marketing Distribution Agreement
          (oo) “National Payor” means Aetna, Inc., CIGNA Corporation, Assurant Health Insurance, Coventry Healthcare Inc., Humana Inc. or UnitedHealth Group, Inc. (and their affiliates or subsidiaries and their respective successors and assigns).
          (pp) “Option Rights” has the meaning specified in the MOP.
          (qq) “Parachute Value” has the meaning specified in Section 11(f).
          (rr) “Payment” has the meaning specified in Section 11(f).
          (ss) “Payment Period” has the meaning specified in Section 10(a).
          (tt) “Pro-Rata Bonus” has the meaning specified in Section 10(b).
          (uu) “Regional Payor” means an organization that underwrites and issues health insurance on a regional basis.

          (vv) “Release” has the meaning specified in the introductory paragraph of Exhibit E attached hereto.
          (ww) “Renewal Term” has the meaning specified in Section 2.
          (xx) “Restricted Period” has the meaning specified in Section 13.
          (yy) “Restrictive Covenants” has the meaning specified in Section 10.
          (zz) “Restricted Shares” shall mean a grant of restricted stock consisting of shares of A-1 common stock of the Company.
          (aaa) “Revocation Date” has the meaning specified in paragraph 3 of Exhibit E attached hereto.
          (bbb) “Safe Harbor Amount” has the meaning set forth in Section 11(f).
          (ccc) “Shares” has the meaning set forth in Section 4(d)(i).
          (ddd) “Stockholders Agreement” means the Stockholders Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, the Executive, and other signatories thereto executed in connection with the Merger, as may be amended from time to time.
          (eee) “Subsidiary” or “Subsidiaries” shall mean any entity, corporation, partnership (general or limited), limited liability company, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest; provided that such controlling interest shall be fifty percent (50%) or more for purposes of Sections 1 and 25(h)(iv) of this Agreement.
          (fff) “Successor” has the meaning specified in Section 17(a).
          (ggg) “Target Bonus Amount” has the meaning specified in Section 4(b)(i).
          (hhh) “Termination Payments” has the meaning specified in Section 10(a).
          (iii) “Underpayment” has the meaning specified in Section 11(b).
          (jjj) “Welfare Benefits” has the meaning specified in Section 10(e).
     26. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

Phillip Hildebrand

HealthMarkets, Inc.
By:
Peggy Simpson
Corporate Secretary

Solely with respect to Sections 4(c), 8 and 16 of this Agreement and Exhibit A
Accepted and Agreed to as of the day and
year first written above on behalf of the Blackstone
by Blackstone Management Associates IV L.L.C.

Name: Chinh E. Chu
Title: Senior Managing Director

Schedule 1
Performance Metrics for 2009 Bonus

	Senior Executive - Metrics
($ in thousands)	Target (1)	Stretch	Weight
Adjusted EBITDA	$122,789	$130,073	40%	(3)
Health and Ancillary AV Submitted	$465,280	$511,807	20%	(2)
MSE Deliverables	14	14	20%	(4)
Form Insphere	(5)	(5)	20%

Notes:

(1)	Minimum established at 150%; scalable to stretch targets.

(2)	Includes third party A/V (e.g., life, health, associations, etc.), and to be adjusted to reflect exit from Massachusetts and other affected states.

(3)	Adjusted EBITDA to be determined consistent with past practices and to be based on being fully accrued for Senior Executive amounts. Adjusted EBITDA excludes all transaction amounts and awards, special Board directed programs and actions, Insphere formation and transformation expenses and related balance sheet adjustments. To be adjusted to reflect exit from Massachusetts and other affected states. Board has discretion over quality of earnings (e.g., Board may not give full credit to the DAC benefit).

(4)	Attainment of audit reports from Schact Group and Internal Audit that conclude the Company is in substantial compliance with all MSE on or before 12/31/09.

(5)	Formation of Insphere Insurance Solutions, Inc. and completion of the following implementation activities:
- Identification of organizational structure and key continuing executives;
- Substantial completion of agency licensing requirements;
- Substantial completion of agency force contracting with Insphere;
- Substantial development of technology platform; and
- Execution and initial implementation of a marketing agreement with one major life insurer.

Exhibit A
Form of Option Agreement

Exhibit B
Form of Restricted Share Agreement

Exhibit C
Form of Special Restricted Share Agreement

Exhibit D
Form of Subscription Agreement

Exhibit E
Form of Release
          In consideration of the payments and promises contained in your Employment Agreement with HealthMarkets, Inc. (the “Company”) dated as of September ___, 2009 (the “Employment Agreement”), and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the Company Affiliates (as defined below) up to the date of execution of this release, except to the extent such claims or causes of action are not released by you in Paragraph 2 hereof (the “Release”), you hereby:
     1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “Company Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any Company Affiliate. This Release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, [state-specific employee-employer laws] and any claim under any other statutes of the State of ___, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;
     2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Company Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs

(including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder (including Paragraph 1 hereof) shall be deemed to affect, impair or diminish in any respect (or deemed to be a release by you of any claims or an agreement not to sue or bring an action with respect to): (i) any vested rights as of the date of termination or entitlement you may have under the ESOP; (ii) any other vested rights as of the date of termination you may have under any plan or program in which you have participated in your capacity as an employee and/or director of the Company or any other Company Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights to enforce this Release and/or the Employment Agreement, including Exhibits A, B, C or D, including but not limited to your right to bring a claim for breach of this Release or the Employment Agreement, including Exhibits A, B, C or D; (v) any rights you may have under that Section 8 (Investment; Stockholders Agreement), Section 11 (Certain Additional Payments by the Company) or Section 20 (Indemnification) of the Employment Agreement; (vi) any rights to indemnification and/or advancement of expenses that you have or may have under the terms of the Company’s Amended and Restated Bylaws and/or the Company’s Certificate of Incorporation or any rights you have pursuant to any applicable directors’ and officers’ liability insurance policies; (vii) your rights as a shareholder of the Company; or (viii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
     3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of at least twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective, and no money will be paid to you in respect of severance, until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
     4. agree to make yourself reasonably available to the Company following the date of your termination to assist the Company and its subsidiaries and affiliates and their respective predecessors and successors, as may be requested by the Company at mutually convenient times and places taking into account your other business and personal commitments, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company with respect to matters of which you have relevant knowledge. Notwithstanding the foregoing, you shall not be required to cooperate if such cooperation is adverse to your legal interests. In addition, the Company agrees to pay promptly any reasonable expenses incurred by you in connection with such cooperation, including, without limitation, business class airfare, reasonable meals, reasonable hotels and reasonable legal fees to the extent the Company and you

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agree (the Company’s agreement not to be unreasonably withheld) separate representation is warranted by the circumstances.
     5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the Company and its affiliates and subsidiaries and their respective predecessors and successors or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law and the foregoing shall not prohibit you from making any truthful statements that are necessary to defend yourself in an arbitration or judicial proceeding.

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